Exhibit 99.2

C4 Therapeutics Announces Closing of Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

WATERTOWN, Mass., June 21, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today announced the closing of an underwritten public offering of 4,887,500 shares of its common stock, including the exercise in full by the underwriters of their option to purchase up to an additional 637,500 shares of common stock, at a public offering price of $37.00 per share. The aggregate gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately $180.8 million. All of the shares in the offering were offered by C4T.

J.P. Morgan, Jefferies, Evercore ISI, BMO Capital Markets and UBS Investment Bank acted as joint book-running managers for the offering.

A registration statement relating to these securities became effective on June 16, 2021. The offering was made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866- 803-9204 or email at prospectus-eq_fi@jpmchase.com; or from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@Jefferies.com; or from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474 0200, or by email at ecm.prospectus@evercore.com; or from BMO Capital Markets Corp. at 3 Times Square, 25th Floor, New York, NY 10036, Attention: Equity Syndicate Department, or by telephone at (800) 414-3627, or by email to bmoprospectus@bmo.com; or from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, or by telephone at (888) 827-7275, or by e-mail at ol-prospectusrequest@ubs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About C4 Therapeutics

C4 Therapeutics (C4T) is a clinical-stage biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com